                            SCHEDULE 14A
                           (RULE 14a-101)
              INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
          EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the
                                        Commission Only (as
                                        permitted by Rule 14a-
                                        6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

             REINSURANCE GROUP OF AMERICA, INCORPORATED
             ------------------------------------------
          (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

          -------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------

     (5)  Total fee paid:

          -------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------------

     (3)  Filing Party:

          -------------------------------------------------------------

     (4)  Dated Filed:
                      -------------------------------------------------

                                  ------------------
                                  Reinsurance
                                  ------------------
                     [RGA LOGO]   Group of America,
                                  ------------------
                                  Incorporated(SM)
                                  ------------------

                  NOTICE OF THE ANNUAL MEETING OF
                        THE SHAREHOLDERS OF
             REINSURANCE GROUP OF AMERICA, INCORPORATED

                                                St. Louis, Missouri
                                                     April 23, 1999


TO THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED


     The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri on May 26, 1999, commencing at 2:00 p.m., at which meeting only holders of record of the Company's Voting Common Stock at the close of business on April 15, 1999 will be entitled to vote, for the following purposes:

          1.   to elect three directors;
          2. to authorize the sale of Voting Common Stock or Non-voting Common Stock from time to time to GenAmerica Corporation, a significant shareholder of the Company, or its affiliates; and
          3. to transact such other and further business, if any, as properly may be brought before the meeting.

                              REINSURANCE GROUP OF AMERICA,
                              INCORPORATED


                              By   /s/ Richard A. Liddy

                                   Chairman of the Board

/s/ James E. Sherman

Secretary

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                  ------------------
                                  Reinsurance
                                  ------------------
                     [RGA LOGO]   Group of America,
                                  ------------------
                                  Incorporated(SM)
                                  ------------------


             REINSURANCE GROUP OF AMERICA, INCORPORATED
          660 MASON RIDGE DRIVE, ST. LOUIS, MISSOURI 63141


                          PROXY STATEMENT

                              FOR THE
                 ANNUAL MEETING OF THE SHAREHOLDERS
                      TO BE HELD MAY 26, 1999
              MARRIOTT WEST HOTEL, ST. LOUIS, MISSOURI


     This proxy statement is furnished to the holders of Voting and Non-voting Common Stock of Reinsurance Group of America, Incorporated (the "Company" or "RGA") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held May 26, 1999, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about April 23, 1999.

     Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Voting Common Stock can be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The close of business on April 15, 1999 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, approximately _____________ shares of Voting Common Stock were outstanding and entitled to be voted at such meeting, with approximately ____ holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Voting Common Stock held of record on the record date. As of such date, ____ shares of Non-voting Common Stock were outstanding; however, holders of such shares are not entitled to vote at the meeting.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 accompanies this proxy statement.

     The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone or telefax by directors, officers, or regular employees of the Company.

                   ITEM 1 - ELECTION OF DIRECTORS

     The first item to be acted upon at the Annual Meeting is the election of three directors of the Company for terms expiring at the Annual Meeting in 2002, or until their respective successors have been elected and have qualified.

NOMINEES AND CONTINUING DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each of the directors has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. All nominees are currently directors of the Company. All of the nominees for director have agreed to serve if elected. The Company recommends a vote FOR the three nominees for election to the Board.


                                                                               SERVED AS
                                                                                DIRECTOR
     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS            SINCE
     ----------------------------------------------------------------          ---------
TO BE ELECTED AS DIRECTORS FOR TERMS ENDING 2002:

J. CLIFF EASON, 51                                                                1993
     President-SBC International Operations of SBC Communications, Inc.
     since March 1998.  Prior to that, he served as President and CEO of
     Southwestern Bell Telephone Company since February 1996. Mr. Eason was President and CEO of Southwestern Bell Communications, Inc.
     ("SBC") from July 1995 through January 1996; President of Network
     Services of Southwestern Bell Telephone Company from July 1993 through June 1995; President of Southwestern Bell Telephone Company
     from July 1993 through July 1995; and President of Southwestern Bell
     Telephone Company of the Midwest from 1992 to 1993. He held various other positions with SBC and its subsidiaries prior to 1992, including President of SBC Communications, Inc. from 1991 to 1992.
     Mr. Eason also is a director for Telefonos de Mexico, S.A.

LEONARD M. RUBENSTEIN, 53                                                         1993
     Chairman, President and Chief Executive Officer of Conning
     Corporation and its subsidiary, Conning Asset Management Company, a registered investment advisor. Conning Corporation is a majority-
     owned subsidiary of General American Life Insurance Company ("General
     American"). He served as Executive Vice President - Investments for
     General American from 1991 to January 1997 and as Treasurer from 1991 to 1995. From 1984 to 1991, he served as Vice President of General
     American. He also is Treasurer of General American Capital Company, a registered investment company.

H. EDWIN TRUSHEIM, 71                                                             1993
     In 1995, Mr. Trusheim retired as Chairman of the Board of General
     American Life Insurance Company, where he was Chief Executive Officer until his retirement in 1992. He served as President of General
     American Life Insurance Company from 1979 to 1988 and was elected
     Chief Executive Officer in 1981 and Chairman of the Board in 1986. He
     is also a director of Angelica Corporation, GenAmerica Corporation,
     General American Life Insurance Company, General American Mutual
     Holding Company, Laclede Gas Company, and RehabCare Corporation.

TO CONTINUE IN OFFICE UNTIL 2000:

BERNARD A. EDISON, 71                                                             1993
     President of Edison Brothers Stores, Inc. ("Edison Brothers") from
     1968 through his retirement in 1987.  He also served as a director and Chairman of the Finance Committee of the Board of Directors of
     Edison Brothers until 1989, and director emeritus from 1989 through
     1996. Mr. Edison also serves as a director of Anheuser-Busch
     Companies, Inc., GenAmerica Corporation, General American Life
     Insurance Company, and General American Mutual Holding Company.



                                                                               SERVED AS
                                                                                DIRECTOR
     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS            SINCE
     ----------------------------------------------------------------          ---------
STUART I. GREENBAUM, 62                                                           1997
     Dean of the John M. Olin School of Business at Washington University
     since July 1995. Prior to his current position, he spent 20 years at the Kellogg Graduate School of Management at Northwestern University
     where he was Director of the Banking Research Center and Norman
     Strunk Distinguished Professor of Financial Institutions. Mr.
     Greenbaum has served on the Federal Savings and Loan Advisory Council and the Illinois Task Force on Financial Services, and has been a consultant for the American Bankers Association, the Bank
     Administration Institute, the Comptroller of the Currency, the
     Federal Reserve System, and the Federal Home Loan Bank System, among others. He is also a director of Stifel Financial Corp., First Oak
     Brook Bancshares, Inc., and St. Louis Children's Hospital.

RICHARD A. LIDDY, 63                                                              1993
     Chairman of the Board of the Company.  Currently he is Chairman,
     President and Chief Executive Officer of GenAmerica Corporation,
     General American Life Insurance Company; and General American Mutual
     Holding Company ("General American Holding"). He also is Chairman of the Board of General American Capital Company, a registered investment company, Cova Corporation, Paragon Life Insurance Company,
     Security Equity Life Insurance Company, and Security Mutual Life
     Insurance Company of New York and a number of other subsidiaries and affiliates of General American Holding.  Mr. Liddy also serves as a director of Ameren Corporation, Brown Group, Inc., Conning
     Corporation, and Ralston Purina Company.

TO CONTINUE IN OFFICE UNTIL 2001:

WILLIAM A. PECK, M.D., 65                                                         1993
     Executive Vice Chancellor for Medical Affairs and Dean of the School
     of Medicine of Washington University since 1989. From 1976 to 1989, he was Physician in Chief of The Jewish Hospital of St. Louis. He is
     a director of Allied Health Care Products, Inc., Angelica
     Corporation, Hologic, Inc., and Magna Bancorp, Inc.

WILLIAM P. STIRITZ, 64                                                            1993
     Chairman, President and Chief Executive Officer of Agribrands
     International, Inc., since the company was spun-off from Ralston
     Purina Company ("Ralston") on April 1, 1998.  He was CEO and
     President of Ralston from 1982 until 1997, and held various other positions with Ralston since 1963.  He is Chairman of the Board of
     Ralston and Ralcorp Holdings, Inc. and is a director of Angelica
     Corporation, Ball Corporation, GenAmerica Corporation, General
     American Life Insurance Company, General American Mutual Holding
     Company, The May Department Stores Company, and Vail Resorts, Inc.

A. GREIG WOODRING, 47                                                             1993
     President and Chief Executive Officer of the Company. As President
     and CEO of the Company, Mr. Woodring is also an executive officer of
     General American Life Insurance Company ("General American"). He
     headed General American's reinsurance business from 1986 until the
     Company's formation in December, 1992. He also serves as a director and officer of a number of subsidiaries of the Company and General
     American.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

   The Board of Directors met four times during 1998. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he served during 1998.

   The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, of which Messrs. Eason (Chairman), Greenbaum, and Peck are members, met three times in 1998. This Committee is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of controls. It also recommends a public accounting firm to be retained for the coming year and reviews the work to be done by such firm. The Compensation Committee establishes and oversees the compensation policies of the Company's operating subsidiaries and determines executive compensation. The Committee, which consists of Messrs. Edison (Chairman), Eason, Greenbaum, Peck, and Stiritz, held four meetings in 1998. See "Executive Compensation -- Compensation Committee Report on Executive Compensation." The Nominating Committee, of which Messrs. Peck (Chairman), Eason, Edison, Greenbaum, Stiritz, and Trusheim are members, did not meet during 1998. This Committee nominates directors and will consider recommendations for nominations as directors from Shareholders. Shareholders wishing to propose nominees to the Nominating Committee for consideration should notify in writing the Secretary of the Company in accordance with the process described in "Shareholder Proposals". The Secretary will inform the members of the Nominating Committee of such nominees.

DIRECTOR COMPENSATION

   Officers of the Company, General American, or any subsidiary of General American do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its committees. Directors who are not employees of the Company, General American, or any of its subsidiaries ("Non-Employee Directors") are paid an annual retainer fee of $20,000, and are paid $1,000 for each Board meeting attended in person, $500 for each telephonic Board meeting attended, $750 for each committee meeting attended in person (except the committee chairman, who is paid
$1,000) and $375 for each telephonic committee meeting attended (except the committee chairman, who is paid $500). In addition, the Company reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Of the $20,000 annual retainer, $8,000 is paid in shares of the Company's Voting Common Stock at the Annual Meeting. Also on the date of each Annual Meeting, each Non-Employee Director is granted an option to purchase 2,250 shares of Voting Common Stock with an exercise price equal to the closing price of the Common Stock on such date. On May
27, 1998, each of Messrs. Eason, Edison, Greenbaum, Peck, Stiritz, and
Trusheim was awarded an option to purchase 2,250 shares of Voting Common
Stock at an exercise price of $33.00 per share, the closing price of the Company's Voting Common Stock on the date of grant. The options become fully vested on the first anniversary of the grant. (The share and dollar amounts have been adjusted to give effect to the Company's three-for-two stock split in February, 1999.)

   Non-Employee Directors have the option to receive performance shares in lieu of their retainer (including the stock portion) and meeting fees. A performance share is a hypothetical share of Common Stock of the Company based upon the fair market value of the Voting Common Stock at the time of the grant. Performance shares are not transferable and are subject to forfeiture unless held until the director ceases to be a director by reason of retirement, death, or disability. Upon such an event, the Company will issue cash or shares of Voting Common Stock in an amount equal to the value of the performance shares.

   All such stock, options and performance shares are issued pursuant to the Flexible Stock Plan for Directors, which was adopted effective January 1, 1997. Performance shares granted prior to such time were issued under the Phantom Stock Plan for Directors.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of March 31, 1999, certain stock ownership information with respect to: 1) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding Voting Common Stock, and 2) certain information with respect to the ownership of Voting Common Stock and Non-voting Common Stock by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors, nominees, and executive officers as a group.

                                                            CLASS OF            AMOUNT AND NATURE OF        PERCENT
              BENEFICIAL OWNER                            COMMON STOCK          BENEFICIAL OWNERSHIP        OF CLASS
              ----------------                            ------------          --------------------        --------
PRINCIPAL SHAREHOLDERS:

General American Life Insurance Company                        Voting              24,131,250<F1>            63.7%
700 Market Street                                          Non-voting                       -
St. Louis, Missouri 63101

DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS:

A. Greig Woodring, Director, President, and Chief              Voting                  83,079<F2>             <F*>
  Executive Officer<F1>                                    Non-voting                       -

J. Cliff Eason, Director                                       Voting                   6,750<F3>             <F*>
                                                           Non-voting                       -

Bernard A. Edison, Director<F1>                                Voting                  15,750<F3>             <F*>
                                                           Non-voting                   9,000<F4>             <F*>

Stuart Greenbaum, Director                                     Voting                   4,948<F3>             <F*>
                                                           Non-voting                       -

Richard A. Liddy, Chairman<F1>                                 Voting                  96,750<F5>             <F*>
                                                           Non-voting                   5,500<F5>

William A. Peck, Director                                      Voting                   5,175<F3>             <F*>
                                                           Non-voting                       -

Leonard M. Rubenstein, Director<F1>                            Voting                  19,275<F6>             <F*>
                                                           Non-voting                       -

William P. Stiritz, Director<F1>                               Voting                 357,875<F7>             <F*>
                                                           Non-voting                       -

H. Edwin Trusheim, Director<F1>                                Voting                  11,250<F3>             <F*>
                                                           Non-voting                       -

David B. Atkinson, Executive Vice President and Chief          Voting                  50,199<F8>             <F*>
  Operating Officer                                        Non-voting                   6,750<F9>

Jack B. Lay, Executive Vice President and Chief                Voting                  24,639<F10>            <F*>
  Financial Officer                                        Non-voting                   6,750<F9>

Andre St-Amour, President, RGA Life Reinsurance                Voting                  28,173<F11>            <F*>
  Company of Canada                                        Non-voting                       -

Graham Watson, Executive Vice President and Chief              Voting                  16,348<F12>            <F*>
  Marketing Officer                                        Non-voting                       -

                                5

                                                            CLASS OF            AMOUNT AND NATURE OF        PERCENT
              BENEFICIAL OWNER                            COMMON STOCK          BENEFICIAL OWNERSHIP        OF CLASS
              ----------------                            ------------          --------------------        --------
All directors and executive officers                            Voting                 830,018<F13>             2.1%
 as a group (22 persons)                                    Non-voting                  28,111<F14>

-------------
<F*> Less than one percent.

<F1> Shares beneficially owned by General American Mutual Holding Company
     ("GAMHC") are held by Equity Intermediary Company, a wholly-owned subsidiary of General American Life Insurance Company ("General American"). General American is a wholly-owned subsidiary of GenAmerica Corporation, which is a wholly-owned subsidiary of GAMHC. Mr. Liddy is also a director and executive officer of GAMHC, GenAmerica Corporation and General American, and Mr. Woodring is an executive officer of General America. Messrs. Edison, Stiritz, and Trusheim are directors of GAMHC, GenAmerica Corporation and General American. These individuals disclaim beneficial ownership of the shares beneficially owned by GAMHC.

<F2> Includes 40,463 shares of Voting Common Stock subject to stock options that are exercisable within 60 days. Also includes 15,000 shares of restricted Voting Common Stock, that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Woodring has no investment power.

<F3> Includes 4,500 shares of Voting Common Stock subject to stock options that are exercisable within 60 days.

<F4> Includes 3,000 shares of Non-voting Common Stock held by a general partnership in which Mr. Edison holds an ownership interest and for which he has shared voting and investment power. Mr. Edison disclaims beneficial ownership except to the extent of his pecuniary interest therein. Included also are 6,000 shares of Non-voting Common Stock held by his wife and for which Mr. Edison has no voting or investment power. Mr. Edison disclaims beneficial ownership of such shares.

<F5> Includes 74,250 shares of Voting Common Stock subject to stock options that are exercisable within 60 days. Also includes 5,550 shares of Non-voting Common Stock and 22,500 shares of Voting Common Stock held in a joint account with Mr. Liddy's wife, an account over which he has shared voting and investment power.

<F6> Represents shares of Voting Common Stock subject to stock options that are exercisable within 60 days.

<F7> Includes 4,500 shares of Voting Common Stock subject to stock options that are exercisable within 60 days. Mr. Stiritz disclaims beneficial ownership of a total of 91,675 shares of Voting Common Stock held by his wife and son.

<F8> Includes 22,254 shares of Voting Common Stock subject to stock options that are exercisable within 60 days and 2,250 shares held by Mr. Atkinson's children.

<F9> Shares of restricted Non-voting Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the holder has no investment power.

<F10>Includes 22,839 shares of Voting Common Stock subject to stock options that are exercisable within 60 days and 1,800 shares jointly owned with Mr. Lay's wife.

<F11>Includes 22,923 shares of Voting Common Stock subject to stock options that are exercisable within 60 days.

<F12>Includes 10,161 shares of Voting Common Stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.

<F13>Includes a total of 312,372 shares of Voting Common Stock subject to stock options that are exercisable within 60 days; 15,000 shares of restricted Voting Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the individual has no investment power; and shares for which ownership has been disclaimed as described above.

<F14>Includes 13,500 shares of restricted Non-voting Common Stock, subject to forfeiture in accordance with the terms of the specific grant, as to which the individuals have no investment power.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange
Act") requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons, the Company believes that all its directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998, except that Roberto Baron was late filing a Form 3 following his promotion to Senior Vice President of the Company in November 1998, and Paul Schuster was late filing a Form 4 to report one transaction in December 1998.

       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee, composed of five non-employee directors, oversees the compensation policies of the Company's operating subsidiaries (RGA is a holding company with no employees). RGA Reinsurance Company ("RGA Re"), a wholly-owned subsidiary of the Company, employs all of the Company's salaried executive officers except for Andre St-Amour, who is employed by RGA Life Reinsurance Company of Canada, and Graham Watson and Paul Nitsou, who are employed by RGA International Ltd. Two of the Company's executive officers (Richard A. Liddy and James E. Sherman) are employed by General American Life Insurance Company and are not compensated by the Company.

     Base Salaries
     -------------

     The Company has twelve salaried executive officers. In forming its recommendations on the overall salary program for executive officers, the Compensation Committee has from time to time engaged an independent consulting firm to determine how the Company's executive compensation compares to that of other publicly held insurance and reinsurance companies. In October 1997 and January 1998, the Compensation Committee evaluated executive salary levels and found them to be generally competitive. This review encompassed 1997 salary survey data provided by the independent consulting firm.

     The Committee approved salary increases for 1998 averaging 4.0% for all executive officers, excluding the CEO, COO and CFO who received salary increases ranging from 11.3% to 16.0%. The increase in the COO's salary was based on his promotion to President and CEO of RGA Re. The increase in the CFO's salary brought his compensation more in line with market data for that position. The Compensation Committee increased Mr. Woodring's salary to $375,000, reflecting the Committee's consideration of Mr. Woodring's level of responsibility for the Company's activities.

     In January 1999, the Compensation Committee again retained the independent consultant to undertake an extensive review of executives' total compensation as compared to their counterparts at comparable companies. Base salary ranges established for the Company's executive group were found to be generally competitive, with the exception of the CEO, COO and CFO. The Committee approved salary increases for the executive group that averaged 4.0% (excluding promotional increases), except for the CEO, COO, and CFO who received salary increases ranging from 14.6% to 22.7%.

     Recognizing the rapid growth of the Company and the level of responsibility Mr. Woodring has assumed, the Committee adopted the consultant's recommendations regarding an appropriate salary range for Mr. Woodring. The Committee approved a 22.7% salary increase for Mr. Woodring, bringing his base pay to $460,000 for 1999. Increases to both the COO's and CFO's salaries approved by the Committee are intended to bring compensation to a more appropriate level for those positions, based on market data.

     Management Incentive Plan
     -------------------------

     All of the Company's salaried executive officers participate in the Management Incentive Plan ("MIP"), which provides incentive compensation based on a participant's individual performance as well as the division's and the Company's achievements. Company results are based on consolidated revenues and operating earnings (net income less realized capital gains and losses) per share; divisional results are based on the division's revenues and operating earnings. Based on these criteria, the Committee approves a schedule of specific incentives set for each participant, with a threshold of performance that must be met before any payment to the individual can be made, a target and a maximum. The Company's performance must meet a certain level before any awards under the MIP are made. Awards are based on a specified percentage of salary, which varies for each participant. A portion of each executive officer's total MIP award is paid in performance shares, rather than cash.

In 1998 the Committee broadened participation in the MIP to include middle management employees, which increased the number of participants in the plan to 125. Determination of MIP awards for 1998 was made in January 1999. The Company exceeded its target for revenue growth in fiscal 1998, achieving a 37% increase over 1997. However, the Company did not meet its threshold operating earnings per share level, due primarily to the accident and health charge taken during the fourth quarter of 1998 in connection with discontinuing that line of business. Based in part on these consolidated results, the average cash payout to executive officers was approximately 28.6% of salary. Mr. Woodring's MIP award, which is based solely on Company results for 1998, was $185,296 or approximately 50% of his salary for the year. The amount of Mr. Woodring's total MIP award includes the value of performance shares awarded under the Executive Performance Share Plan. The cash portion of Mr. Woodring's 1998 MIP award totaled $129,707, or approximately 35% of salary.

     Executive Performance Share Plan
     --------------------------------

     An average of approximately 32% of the MIP award for RGA executives is paid in the form of performance shares pursuant to the Executive Performance Share Plan. Each performance share represents the equivalent of one share of Voting Common Stock. In the U.S. plan, performance shares vest in one-third increments on the last day of each of the three calendar years following the year in which they are granted. Performance shares in the Canadian plan vest 100% on the last day of the third calendar year following the year in which they are granted. Payment from the U.S. plan with respect to vested performance shares may be made only in certain circumstances relating to termination of employment or when the participant exercises stock options or the value of the participant's vested performance shares exceeds 500% of his or her target bonus for the year. In the Canadian plan, performance shares must be paid upon vesting. Payment under both the U.S. and Canadian plans may be made in the form of cash or shares of Voting Common Stock, as determined by the Committee.
See "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year."

     Normally, the value of each performance share will be the current fair market value of a share of the Company's Voting Common Stock. By making part of the pay of the Company's top executives take this form the Committee has sought to give these officers further incentives to increase the value of the Company. Determination of performance share awards for fiscal 1998 was made at the same time as MIP awards were determined in January 1999. The average payment in the form of performance shares to executive officers was approximately 13.4% of salary in 1998. Mr. Woodring received 850 performance shares for 1998, which were valued at $55,589 based on the market value of the Voting Common Stock on the date of grant in January 1999. Effective February 1999, the RGA Board of Directors approved a three-for-two stock split. On a post split basis, Mr. Woodring received 1,275 performance shares for 1998.

     Profit Sharing Plan
     -------------------

     All employees of RGA Re who meet the eligibility requirements participate in the profit sharing plan. Awards represent a percentage of cash compensation based on the achievement by the Company of specified thresholds and targeted levels of growth in consolidated revenues and earnings per share. The targets and thresholds are the same as those established under the MIP. In addition to a guaranteed 2% match, participants in the Company's 401(k) plan are eligible to receive a discretionary match of up to 2% of compensation. In addition, all eligible employees are entitled to receive a profit sharing award ranging from 0% to 6% of compensation depending on whether the Company meets or exceeds its thresholds and targets, regardless of their 401(k) participation. A threshold of performance must be met before either the discretionary match or the profit sharing award can be made. The thresholds and targets for each year are established at the beginning of the year. A participant may elect to receive up to one-half of his profit sharing award in cash.

     In 1998, the Company exceeded its target for revenue growth, achieving a 37% increase over 1997. However, the Company did not meet its threshold earnings per share level, due primarily to the accident and health charge taken during the last quarter of 1998 in connection with discontinuing that line of business. The failure to achieve the earnings per share threshold resulted in a discretionary match of 1% and a profit sharing award of 3%. The discretionary match and profit sharing awards for executives who participate in the Flexible Stock Plan and the MIP are reduced by one-half. Mr. Woodring, who participates in such programs, received a profit sharing award of $7,663 for 1998, representing approximately 1.53% of his salary and cash bonus for the year.

     Flexible Stock Option Plan
     --------------------------

     The Committee has previously granted stock options pursuant to the Company's Flexible Stock Plan, which was established in 1993. The exercise price of each option granted prior to 1999 has been no less than the market price of the Voting Common Stock on the date of grant. In 1999, options were granted at the price of the Non-voting Common Stock on the date of grant.

     In accordance with the annual stock option grant guidelines adopted in 1996, the Committee granted a total of 207,656 options in January 1998, including 139,398 options granted to the Company's salaried executive officers. Mr. Woodring was awarded 31,994 options. The criteria for determining individual option grants were the same as those used in 1997. In addition, the Committee granted 15,000 shares of restricted Voting Common Stock to Mr. Woodring in 1998. Such shares are not transferable for a period of ten years and will be forfeited in the event Mr. Woodring's employment is terminated during that period. This restricted stock award was intended to reflect Mr. Woodring's increasing level of responsibility for the Company and to provide an additional long-term incentive that is tied to the Company's performance. (All totals have been adjusted to give effect to the three-for-two stock split in February 1999.) See "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year."

     In January 1999, the independent consultant presented results from its compensation survey that indicated the Company's stock option grant guidelines for one executive group should be updated. The Committee adopted the consultant's recommendation to modify the option grant guidelines for Senior Vice Presidents, increasing the salary multiple from 1.25 times salary to 1.5 times salary, to bring this group's compensation up to market levels. In accordance with grant guidelines, the Committee awarded a total of 180,575 options for Non-voting Common Stock, including 123,750 to the Company's salaried executive officers. Mr. Woodring was awarded 26,042 options. The criteria for determining individual option grants were the same as those used in 1998, with the exception noted above. The Committee also approved an award of 6,750 shares of restricted Non-voting Common Stock for both the COO and CFO. Such shares are not transferable for a period of ten years and will be forfeited in the event employment is terminated during that period.
This restricted stock award was granted in recognition of the increasing importance of their contributions to the Company and to provide an additional long term incentive that is tied to the Company's performance.

     Stock options are intended to reflect management's involvement in the Company's performance and to encourage their continued contribution to the future of the Company. The Company views stock options as an important means of aligning the economic interests of management and shareholders.

     Executive Stock Ownership Guidelines
     ------------------------------------

     In order to further align the interests of the Company's management and its shareholders, the Committee adopted executive stock ownership guidelines in October 1996. Based upon the recommendation of the independent consulting firm, the Committee established specific guidelines for the top three tiers of management -- the CEO (50,625 shares), Executive Vice Presidents (19,125 shares), and Senior Vice Presidents (8,438 shares) (as adjusted to give effect to the Company's three-for-two stock splits in August 1997 and in February 1999). Although the guidelines are not mandatory, they are intended to increase Company stock ownership by executive officers, which, in addition to stock options, provides the officers with a direct economic interest in the Company.

     Following adoption of the guidelines, the number of shares of Common Stock owned by the Company's executive officers has increased by approximately 51,811 shares.

     Section 162(m)
     --------------

The Committee endeavors to maximize the deductibility of compensation under Section 162(m) of the Internal Revenue Code while maintaining competitive compensation. In 1996, the Company's Board of Directors and shareholders adopted amendments to the Flexible Stock Plan, Executive Performance Share Plan and Management Incentive Plan, in each case, among other things, in order to comply with Section 162(m) with respect to certain awards.

                 THE COMPENSATION COMMITTEE

                Bernard A. Edison, Chairman
       J. Cliff Eason              Stuart Greenbaum
       William A. Peck, M.D.       William P. Stiritz

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Compensation Committee was comprised of Messrs. Edison (Chairman), Eason, Greenbaum, Peck, and Stiritz. None of such directors has been an officer or employee of the Company or any of its subsidiaries. Richard A. Liddy, who is Chairman of the Board, serves as a director (but not on the compensation committee) of Ralston Purina Company, of which Mr. Stiritz is an executive officer. Although Mr. Liddy is not paid any compensation by the Company, he holds options to purchase shares of the Company's Voting Common Stock.

                    EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1998.

                                                      ANNUAL COMPENSATION                     LONG TERM COMPENSATION AWARD
                                       ----------------------------------------------- ------------------------------------------
                                                                                                        SECURITIES    ALL OTHER
                                                                        OTHER ANNUAL    RESTRICTED      UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)<F1> BONUS($)<F2><F3> COMPENSATION<F4> STOCK($)<F5>   OPTIONS(#)<F6>    ($)<F7>
---------------------------   ----     ------------- ---------------- ---------------- ------------   -------------- ------------
A. Greig Woodring             1998       $370,593       $226,796       $     --          $395,000         31,994        $10,334
   President and Chief        1997        331,308        194,407             --                --         36,900         11,871
   Executive Officer          1996        291,600        229,594             --                --         86,009         11,054

David B. Atkinson             1998       $245,385       $106,715       $     --                --         18,798        $12,527
   Executive Vice             1997        216,962        106,311             --                --         19,800         12,581
   President and Chief        1996        194,123        146,888             --                --         68,805          8,744
   Operating Officer

Jack B. Lay                   1998       $190,493       $ 77,398       $     --                --         14,003        $ 9,395
   Executive Vice             1997        163,466         78,909             --                --         15,300          8,818
   President and Chief        1996        151,715         99,486             --                --              0          7,456
   Financial Officer

Andre St-Amour                1998       $181,879       $130,953       $     --                --         13,285        $ 4,551
   President, RGA Life        1997        174,935        125,950             --                --         16,200          4,821
   Reinsurance Company        1996        164,025        126,179             --                --              0          4,921
   of Canada

Graham Watson(8)              1998       $194,435       $405,239       $     --                --         14,355        $ 4,551
   Executive Vice             1997        188,334        278,071             --                --         18,225          4,821
   President and Chief        1996        150,174        303,666        177,842                --              0              0
   Marketing Officer

--------------
<F1> For Messrs. Woodring, Atkinson and Lay, includes any amounts deferred at the election of the executive officers under the RGA Re Executive Deferred Savings Plan. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in such plan. Amounts for Mr. St-Amour include amounts deferred under the Retirement Plan of RGA Life Reinsurance Company of Canada. The amount for 1996 for Mr. Watson includes an adjustment of $11,424 that was paid in 1997 to reflect the cost of living difference between Australia and Canada.

<F2> Includes for all named executive officers, cash bonuses earned for each year (including any bonuses deferred at the election of the executive officers) under the Management Incentive Plan, which deferred bonus totaled $129,707 for Mr. Woodring, $73,615 for Mr. Atkinson, $52,386 for Mr. Lay, $90,930 for Mr. St-Amour and $53,470 for Mr. Watson for 1998. Also includes amounts paid in cash or deferred at the officer's election each year under the RGA Re Profit Sharing Plan for Messrs. Woodring, Atkinson and Lay, which totaled $1,200 each for 1998 and 1997. The amounts shown for Mr. Watson for 1998, 1997 and 1996 also include (i) a Canadian production bonus of $318,670, $193,510 and $183,360, respectively (see "Other Employment Arrangements") and (ii) $8,795, $9,227 and $4,681, respectively, paid in lieu of an award under the RGA Re Profit Sharing Plan, in which Mr. Watson is not eligible to participate (see Note 7). Amounts shown for Messrs. Woodring, Atkinson and Lay for 1997 also include discretionary bonuses of $27,553, $18,326 and $12,323, respectively, paid by General American Life Insurance Company at the time of an initial public offering of one of its subsidiaries to reflect such persons' contributions to General American's consolidated operations.

<F3> Includes, in 1998, 1997, and 1996, the value of the following number of performance shares (as adjusted for the 3 for 2 split) awarded in January 1999, January 1998 and January 1997, respectively, pursuant to the Executive Performance Share Plan based on the closing price of the Voting Common Stock on the date of award: Mr. Woodring - 1,275, 1,887, and 3,370 performance shares; Mr. Atkinson - 732, 1,030, and 2,236 performance shares; Mr. Lay - 546, 775, and 1,506 performance shares; Mr. St-Amour
     - 864, 1,494, and 1,966 performance shares; and Mr. Watson - 558, 894, and 1,782 performance shares. For information regarding performance shares, see "Compensation Committee Report on Executive Compensation" and "Option/Performance Share Grants in Last Fiscal Year."

<F4> Amount for 1996 for Mr. Watson represents personal benefits primarily related to his temporary assignment in Australia during 1996, including approximately $96,000 for housing expenses.
     Perquisites for each of the other named executive officers did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for any year reported.

                                11

<F5> As of 12/31/98, the value of Mr. Woodring's 15,000 post-split shares of restricted Voting Common Stock was $700,000. Dividends are paid on restricted stock.

<F6> See "Option/Performance Share Grants in Last Fiscal Year."  All
     option totals have been adjusted for the 3 for 2 stock split effective in February, 1999.

<F7> For Messrs. Woodring, Atkinson and Lay, amounts represent contributions made by RGA Re in 1998, 1997, and 1996 to the officers' accounts in the RGA Re Profit Sharing Plan and the RGA Re Augmented Benefit Plan. Amounts for Messrs. St-Amour and Watson represent contributions made to their accounts by RGA Canada under its Retirement Plan.

<F8> Mr. Watson was not employed by the Company until April 1, 1996.
     Mr. Watson is a majority owner and Chairman of Intercedent Limited, which receives a portion of payments made by the Company to Intercedent Reinsurance Holdings Limited for certain marketing services. See "Certain Relationships and Related Transactions."

OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR

     The Company has a Flexible Stock Plan, which provides for the award of various types of benefits, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, as well as cash awards. The Company also has an Executive Performance Share Plan that provides for the award of performance shares. The following table sets forth certain information concerning options and performance shares granted to the named executive officers pursuant to the Flexible Stock Plan and the Executive Performance Share Plan during 1998. Option and performance share totals have been adjusted to give effect to the Company's three-for-two split in February, 1999.

                                                                                                POTENTIAL REALIZABLE VALUE
                                                    % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                        NUMBER OF SECURITIES          OPTIONS                                   OF STOCK PRICE APPRECIATION
                             UNDERLYING              GRANTED TO     EXERCISE OR                      FOR OPTION TERM<F4>
                              OPTIONS               EMPLOYEES IN    BASE PRICE     EXPIRATION   ---------------------------
NAME                     GRANTED(#)<F1><F2>         FISCAL YEAR     ($/Sh)<F3>        DATE          5%($)         10%($)
----                    --------------------        ------------    -----------    ----------       -----         ------
A. Greig Woodring    31,994 options                     9%            $26.33        1/1/2008      $529,849     $1,342,742
                      1,275 performance shares          7%            $43.58          N/A          $90,516       $144,131

David B. Atkinson    18,798 options                     5%            $26.33        1/1/2008      $311,312       $788,925
                        732 performance shares          4%            $43.58          N/A          $51,967        $82,748

Jack B. Lay          14,003 options                     4%            $26.33        1/1/2008      $231,902       $587,686
                        546 performance shares          3%            $43.58          N/A          $38,762        $61,722

Andre St-Amour       13,286 options                     4%            $26.33        1/1/2008      $220,028       $557,594
                        864 performance shares          5%            $43.58          N/A          $61,338        $97,670

Graham Watson        14,355 options                     4%            $26.33        1/1/2008      $237,732       $602,459
                        558 performance shares          3%            $43.58          N/A          $39,614        $63,079

-------------
<F1> The options become exercisable in 20% increments on each of
     January 1, 1999, 2000, 2001, 2002 and 2003. Vesting will be accelerated upon the officer's death or disability and upon a change in control of the Company (as such terms are defined in the Flexible Stock Plan and option agreements). All stock option grants were approved in January 1998. The Company granted additional stock options to each of the named executive officers in January 1999, which options are not reflected in the table.
     See "Compensation Committee Report on Executive Compensation."

<F2> Performance share grants shown were approved in January 1999, but are included as 1998 grants because they comprise a part of the officers' 1998 bonus. See "Compensation Committee Report on Executive Compensation." Each performance share represents the equivalent of one share of Voting Common Stock. Payment with respect to vested performance shares is made in the form of cash or shares of Voting Common Stock, as determined by the Compensation Committee: (i) 24 months after termination of employment; (ii) immediately upon termination of employment if termination is as a result of death, disability, or retirement or within six months of a change in control (as such terms are defined in the Executive Performance Share Plan); (iii) when the participant exercises stock options, at the participant's election; or (iv) after the last day of any calendar year in which the value of the participant's vested performance shares exceeds 500% of his target bonus payable with respect to that year under the MIP. Performance shares awarded to Messrs. Woodring, Atkinson and Lay vest in one-third increments on each of December 31, 1999, 2000, and 2001 and performance shares awarded to Messrs. St-Amour and Watson, who are Canadian citizens, vest in full on December 31, 2001.

<F3> For stock options, amount represents the exercise price per share of Voting Common Stock which is the closing price of the Voting Common Stock on the date of grant. For performance shares, amount represents the closing price of the Voting Common Stock on the date of award.

                                12


<F4> The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES AND FISCAL YEAR-END
OPTION/PERFORMANCE SHARE VALUES

     The table below provides certain information for each of the named executive officers concerning exercises of options during 1998 and the value of unexercised options at December 31, 1998.

                                                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                        SHARES ACQUIRED ON           VALUE           UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                            EXERCISE(#)            REALIZED($)       OPTIONS AT 12/31/98<F1>                AT 12/31/98<F2>

NAME                                                               EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
----                                                               -------------------------           -------------------------
A. Greig Woodring       0 options                      $0                40,463 / 210,965 options       $1,184,559 / $6,039,072
                        0 performance shares           $0       16,401 / 3,676 performance shares          $765,380 / $ 171,547

David B. Atkinson       0 options                      $0                22,254 / 138,024 options         $649,692 / $3,895,876
                        0 performance shares           $0        9,762 / 2,176 performance shares          $455,560 / $ 101,547

Jack B. Lay             0 options                      $0                 22,840 / 29,660 options           $697,910 / $789,599
                        0 performance shares           $0        7,412 / 1,574 performance shares            $345,893 / $73,453

Andre St-Amour          0 options                      $0                 22,924 / 33,038 options          $699,921 / $ 909,704
                        0 performance shares           $0            0 / 4,354 performance shares                $0 / $ 203,187

Graham Watson           0 options                      $0                 10,161 / 22,419 options           $250,755 / $522,079
                        0 performance shares           $0            0 / 3,258 performance shares                 $0 / $152,040

--------------
<F1> The Company granted stock options to senior management, including each of the named executive officers, in January 1999. The 1999 options, which are not currently exercisable, are not reflected in the table. See "Compensation Committee Report on Executive Compensation." Although exercisable, performance shares can be paid out only in certain limited circumstances. See "- Option/ Performance Share Grants in Last Fiscal Year." Performance shares include dividend equivalent rights that are payable in performance shares and vest in proportion to the performance shares to which they relate. The number of performance shares has been rounded to the nearest whole share.

<F2> In the case of stock options, represents the difference between the December 31, 1998 closing price of the Company's Voting Common Stock ($46 2/3, adjusted for the 3 for 2 stock split) and the exercise price of the option multiplied by the number of shares underlying the option. In the case of performance shares, represents the December 31, 1998 closing price multiplied by the number of performance shares.

RETIREMENT PLANS

     Certain of the Company's employees participate in the GenAmerica Corporation Pension Plan and Trust (the "Pension Plan"), a qualified multiple employer plan defined benefit plan. Certain of the Company's employees also participate in the RGA Re Augmented Plan (the "RGA Augmented Plan"), a non-qualified defined benefit plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan due to Internal Revenue Code limits on the amount of benefits that may be paid under the Pension Plan.

     The following table shows the annual benefits payable upon retirement at age 65 for various remuneration and years of service combinations under the Pension Plan and the RGA Augmented Plan as of January 1, 1999.

                             PENSION PLAN AND RGA AUGMENTED PLAN
                                              YEARS OF SERVICE
                                              ----------------

REMUNERATION      5          10          15          20          25          30          35
------------      -          --          --          --          --          --          --
  $100,000     $ 7,426     $14,851     $22,277    $ 29,702    $ 37,128    $ 44,553    $ 53,412
   125,000       9,551      19,101      28,652      38,202      47,753      58,055      69,661
   150,000      11,676      23,351      35,027      46,702      58,378      71,982      85,910
   175,000      13,801      27,601      41,402      55,202      69,661      85,910     102,158
   200,000      15,926      31,851      47,777      63,702      81,267      99,837     118,407
   225,000      18,051      36,101      54,152      72,202      92,873     113,765     134,656
   250,000      20,176      40,351      60,527      81,267     104,480     127,692     150,905
   275,000      22,301      44,601      66,902      90,552     116,086     141,620     167,153
   300,000      24,426      48,851      73,277      99,837     127,692     155,547     183,402
   325,000      26,551      53,101      79,652     109,122     139,298     169,475     199,651
   350,000      28,676      57,351      86,027     118,407     150,905     183,402     215,900
   375,000      30,801      61,601      92,873     127,692     162,511     197,330     232,148
   400,000      32,926      65,851      99,837     136,977     174,117     211,257     248,397

        Messrs. Woodring, Atkinson and Lay participate in the Pension Plan and the RGA Augmented Plan and have been credited with the following years of service under such plans: Mr. Woodring, 19 years; Mr. Atkinson, 11 years; and Mr. Lay, 7 years. Remuneration under the Pension Plan and the RGA Augmented Plan is the highest average Benefit Salary for five consecutive years during the preceding 10 years, where "Benefit Salary" for a given year means an officer's base salary for such year plus the average bonus awarded such officer under the RGA Management Incentive
Plan for the preceding three years. The current remuneration covered by the plans for each of the participating named executives is: for Mr. Woodring, $375,797; for Mr. Atkinson, $244,438; and for Mr. Lay,
$189,750. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in the Pension Plan or the RGA Augmented Plan.
Mr. St-Amour and Mr. Watson participate in pension plans sponsored by the governments of Quebec and Canada, respectively.

        Until January 1, 1994, the Company also maintained an Executive Supplemental Retirement Plan (the "RGA Supplemental Plan"), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the RGA Supplemental Plan were frozen as of January 1, 1994. At such time, the participating named executive officers had been credited with the following years of service under the plan: Mr. Woodring, 8 years; and Mr. Atkinson, 3 years. Remuneration under the RGA Supplemental Plan was the highest average Benefit Salary for three consecutive years during the preceding five years. The remuneration covered by the plan is $229,492 for Mr. Woodring and $145,407 for Mr. Atkinson.

        Combined retirement benefits under the Pension Plan and the RGA Augmented Plan are payable at age 65 in a single life annuity using an "excess plan" formula as generally described in Section 401(1) of the Internal Revenue Code of 1986. Certain plan participants are eligible to receive benefits calculated using a minimum benefit formula that provides for a direct offset of a portion of the applicable Social Security Primary Insurance Amount.

        Retirement benefits under the RGA Supplemental Plan are payable at age 65 in the form of a 15 years certain and life annuity, with no direct or indirect integration with Social Security benefits.

        Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

OTHER EMPLOYMENT ARRANGEMENTS

        None of the Company's executive officers is subject to a written employment agreement, except for Mr. St-Amour. Mr. St-Amour is employed as the President and Chief Operating Officer of RGA Canada pursuant to an employment agreement dated April 6, 1992. The agreement provides, among other things, that Mr. St-Amour will receive minimum gross compensation of $162,500 (Canadian), adjusted annually based on the Consumer Price Index. If RGA Canada terminates Mr. St-Amour's employment without cause, he will be entitled to receive severance of twelve months' gross compensation. Mr. St-Amour is also subject to certain confidentiality and non-solicitation provisions, which survive for two years and one year, respectively, following termination of the agreement.

        The Company has agreed to pay Mr. Watson a production bonus equal to 2.5 cents per $1,000 of new business generated through the Company's Canadian subsidiaries. Pursuant to a marketing agreement, the bonus was originally paid to Intercedent Limited, a consulting firm that employed Mr. Watson. Mr. Watson became an employee of a subsidiary of the Company on April 1, 1996 and the Canadian production bonus has been paid directly to Mr. Watson since that time. See "Certain Relationships and Related Transactions."

        Mr. Woodring serves on the General American cabinet as an advisor to General American's top management and therefore participates in the General American Long-Term Incentive Plan. Mr. Woodring is eligible to receive cash incentive awards pursuant to this plan based on General American's achievement of certain consolidated performance targets over three-year periods. The amount of incentive payments, if any, represents a percentage of Mr. Woodring's RGA salary at the beginning of the relevant period. The percentage varies depending on the extent to which General American's performance targets are met or exceeded.
Payment of one-third of any awards will be deferred under the General American Executive Deferred Savings Plan until Mr. Woodring's retirement at age 65. Amounts deferred are subject to a five-year vesting schedule and certain other conditions. Mr. Woodring received $40,300 (one-third of which was deferred) for the three year period ending December 31, 1998. All payments under the plan are made by General American.

                         PERFORMANCE GRAPHS

        Set forth below is a graph for the Company's Voting Common Stock for the period beginning December 31, 1993 and ending December 31, 1998. Following is a graph of the Company's Non-voting Common Stock for the period beginning June 5, 1998 and ending December 31, 1998. Both graphs compare the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Standard & Poor's Insurance (Life/Health) Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's Common Stock, and are not intended to forecast or be indicative of future performance of the Common Stock. All information regarding the Company's Common Stock has been adjusted to give effect to the Company's three-for-two stock splits in August 1997 and February 1999.

          COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN<F*>
      AMONG REINSURANCE GROUP OF AMERICA, INCORPORATED (VOTING),
                        THE S & P 500 INDEX
            AND THE S & P INSURANCE (LIFE/HEALTH) INDEX

                                [GRAPH]

                                                                 CUMULATIVE TOTAL RETURN
                                           -------------------------------------------------------------------
                                            12/93       12/94       12/95       12/96       12/97       12/98
REINSURANCE GROUP OF AMERICA,
 INCORPORATED (VOTING)                       100          90         135         175         239         395
S & P 500                                    100         101         139         171         229         294
S & P INSURANCE (LIFE/HEALTH)                100          83         119         146         182         192

<F*>$100 INVESTED ON DECEMBER 31, 1993 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

          COMPARISON OF 7 YEAR CUMULATIVE TOTAL RETURN<F*>
           AMONG REINSURANCE GROUP OF AMERICA, INCORPORATED
                            (NON-VOTING),
                        THE S & P 500 INDEX
            AND THE S & P INSURANCE (LIFE/HEALTH) INDEX

                                [GRAPH]

                                                     CUMULATIVE TOTAL RETURN
                                           -------------------------------------------
                                            6/4/98       6/98        9/98       12/98
REINSURANCE GROUP OF AMERICA,
 INCORPORATED (NON VOTING)                   100         164         165         194
S & P 500                                    100         104          94         114
S & P INSURANCE (LIFE/HEALTH)                100         101          84          99

<F*>$100 INVESTED ON JUNE 4, 1998 IN STOCK OR ON MAY 31, 1998
IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company was incorporated in December 1992, at which time it was owned 100% by General American Life Insurance Company ("General American"). In May 1993, the Company completed an initial public offering of its Common Stock (the "IPO"). General American retains beneficial ownership of approximately 64% of the Company's Voting Common Stock, and approximately 52% of all outstanding stock.

        RGA was organized as a Missouri corporation in 1992 to serve as a holding company for reinsurance operations formerly conducted by General American through its reinsurance division. RGA Re and its predecessor, the reinsurance division of General American, have been engaged in the business of life reinsurance since 1973. Initially, all reinsurance agreements were with General American, which retroceded to RGA Re in 1993 all of its U.S. life reinsurance pursuant to a written agreement (the "General American Retrocession Agreement"). Since the IPO, substantially all reinsurance agreements between General American and the underlying ceding companies have been transferred to RGA Re. Additionally, RGA Re has established its own client base and assumes reinsurance directly.

        The Company beneficially owns 100% of RGA Life Reinsurance Company of Canada ("RGA Canada"). RGA Canada directly reinsures or administers all of the Company's Canadian reinsurance business. Amounts in excess of RGA Canada's retention limit are retroceded to General American pursuant to a retrocession agreement and then retroceded by General American to RGA Re.

        General American and RGA Re entered into a marketing agreement effective January 1, 1993 whereby General American agreed to amend and terminate its assumed and retrocession reinsurance agreements only at RGA Re's direction, thus giving RGA Re the contractual right to direct future changes to existing reinsurance agreements. Under the terms of the marketing agreement, General American further agreed to enter into additional reinsurance agreements as a reinsurer only at RGA Re's direction. In consideration of its services under the marketing agreement and in recognition of its continuing liability under the reinsurance agreements retroceded to RGA Re pursuant to the General American Retrocession Agreement, General American charges RGA Re an annual amount, payable in quarterly installments, equal to 0.25% of specified policy-related liabilities that are associated with existing and future treaties written by General American for the benefit of RGA Re. The specified policy-related liabilities on which the marketing fee is based consist of gross reserves for reinsurance assumed by General American plus gross policy and contract claim liabilities related thereto, less (i) reserve credits taken for reinsurance retroceded, (ii) the reinsurance-retroceded component of policy and contract claims, and
(iii) total policy loans outstanding for reinsurance assumed by General American, as such items are reflected on the statutory financial statements. The marketing agreement expires on January 1, 2000. RGA Re may, at its sole option, terminate the marketing agreement at any time. The Company paid General American approximately $95,000 for its services under the marketing agreement in 1998.

        General American entered into a tax allocation agreement with RGA Re in October 1992, a tax allocation agreement with RGA in January 1993, and a tax sharing agreement with RGA and RGA Re in January 1993. The tax allocation agreements, among other things, generally provide that the tax liability of the General American federal consolidated tax return group, during the period that RGA or RGA Re were members of that group, will be allocated among the members of the group in proportion to their separately calculated tax liability. The agreements also provide that any savings resulting from the tax benefits of a particular member will be paid to that member, rather than accruing to the benefit of the other members. The tax sharing agreement, among other things, requires that certain payments be made between RGA or RGA Re and General American in the event there is a change in pre-IPO tax liabilities of RGA or RGA Re and provides that General American may settle any number of individual proposed adjustments in an amount less than or equal to $50,000 without the consent of the other party. In addition, under the tax sharing agreement, General American indemnifies RGA and RGA Re against any tax liabilities of the General American federal consolidated tax return group that are not attributable to either RGA or RGA Re; and RGA Re and RGA will indemnify General American against any tax liabilities of RGA or RGA Re.

        Under two administrative services agreements entered into as of January 1, 1993, General American has agreed to provide RGA and RGA Re, at their request, certain management and administrative services, such as legal, treasury, employee benefit, payroll and personnel services. RGA and RGA Re pay General American a monthly fee based on General American's actual cost, computed in accordance with General American's current cost accounting system. Each agreement is terminable by either party on 90 days' written notice. General American has agreed to provide similar services to RGA Canada pursuant to a management agreement effective January 1, 1993. The cost of services provided by General American under these agreements in 1998 was approximately $2,717,000.

        Under separate investment advisory agreements, Conning Asset Management Company ("Conning"), a majority-owned subsidiary of General American, manages certain investment portfolios of RGA, RGA Re, RGA Canada, RGA Australian Holdings, PTY, Limited and RGA Reinsurance Company (Barbados) Ltd. and services commercial mortgages on behalf of RGA Re. The Company made payments to Conning of approximately $2,873,000 for investment advisory services in 1998. As part of its investment advisory services, Conning also originates commercial mortgages on behalf of RGA Re. Conning generally receives a fee associated with the origination of such loans in the amount of 1% of the loan balance, which is paid by the borrower. Separate from the investment advisory agreements, Conning also manages a series of private investment funds in which RGA has invested from time to time. Conning receives a management fee and a specified percentage of the funds' net gains, which are paid by the funds. RGA's investments in such funds totaled approximately $2,954,000 as of December 31, 1998.

        The Company conducts its business primarily from premises leased by RGA Re from General American. RGA Re made rental payments to General American principally for office space and equipment of approximately $1,628,000 in 1998.

        The Company has direct policies and reinsurance agreements with General American and certain of its subsidiaries. These agreements are terminable by either party on 90 days' written notice with respect to new business only. The Company reflected earned gross premiums pursuant to these agreements of approximately ($1,690,000) in 1998. The earned premiums reflect the net of business assumed from and ceded to General American and its subsidiaries. The stable value products reinsured by the Company are also General American products. Deposits from stable value products totaled approximately $700,400,000 in 1998. In addition, the Company entered into annuity reinsurance transactions during 1998 with Cova Financial Services Life Insurnace Company, a subsidiary of General American. Deposits related to this business were approximately $112,700,000 as of December 31, 1998.

        Pursuant to a marketing agreement, the Company utilized the services of Insource Limited and its predecessor ("Insource") to conduct certain marketing-related services in particular geographic regions until December 1, 1996. Graham Watson, an executive officer of the Company and an officer and director of certain of the Company's subsidiaries, is non-executive Chairman of and has an approximate 75% equity interest in Intercedent Limited which owns approximately 50% of the non-voting special shares of Insource. Intercedent Limited is entitled to receive up to 50% of Insource's revenues relating to business generated on behalf of the Company. The Company paid Insource approximately $422,100 during 1998 pursuant to this agreement. The agreement was terminated with respect to new business effective December 31, 1996, although the Company continues to pay for certain business generated prior to such date. In addition, prior to April 1, 1996, the Company paid Intercedent Limited a production bonus based on premiums generated through its Canadian subsidiaries. Since April 1, 1996, this bonus is paid directly to Mr. Watson. See "Executive Compensation - Summary Compensation Table."

        General American, RGA and RGA Re were parties to a shareholders' agreement with the minority shareholders of Fairfield Management Group, Inc. ("Fairfield"), formerly a subsidiary of RGA Re. The shareholders' agreement provided, among other things, that the minority shareholders (who collectively owned 4,900 shares of Fairfield) had the right, at any time after December 31, 1997, to put all of their shares in Fairfield to RGA at the greater of $504.40 per share or the then current adjusted book value per share of Fairfield (the "Modified Book Value Price"), or to convert all of their shares into Voting Common Stock of RGA at a conversion ratio based on the aforementioned price and the then-current value of RGA Common Stock, provided that such conversion would not reduce General American's ownership interest in RGA below 51%. The minority shareholders exercised their put options effective January 1, 1998, for which the Company paid a total of $4,356,873.


      ITEM 2 - SALE OF STOCK TO GENAMERICA OR ITS AFFILIATES

        The second item to be acted upon at the Annual Meeting is a proposal to authorize future sales of the Company's equity securities, including Voting Common Stock, Non-Voting Common Stock or other securities convertible into or exercisable for Voting Common Stock or Non-Voting Common Stock ("Equity Securities"), from time to time to GenAmerica Corporation ("GenAmerica") or its affiliates, upon the terms and conditions described below.

BACKGROUND

          The principal beneficial shareholder of the Company is GenAmerica, which is a wholly-owned subsidiary of GAMHC. See "Item 1 - Election of Directors - Common Stock Ownership of Management and Certain Beneficial Owners." The Company desires to have the flexibility to allow
GenAmerica to participate in equity capital fund raising activities which the Company may undertake from time to time in the future. By participating in such activities, GenAmerica would be able to maintain its relative ownership percentage in the Company if it so desired. New
York Stock Exchange ("NYSE") rules generally require approval by the Company's shareholders of any issuance of Equity Securities to GenAmerica or its affiliates, due to the current level of beneficial ownership of GenAmerica (approximately 52% of the total Voting Common
Stock and Non-Voting Common Stock and approximately 64% of the Voting
Common Stock).

          The Company may decide to raise equity capital at various times in the future in order to enhance the Company's capital structure, to fund growth opportunities or for other corporate purposes. As part of any capital raising plan, the Company may undertake either to privately place Equity Securities to GenAmerica and other investors, or sell
Equity Securities to GenAmerica and other investors pursuant to a public offering. The terms of any potential sale to GenAmerica have not been determined, but in any event would be expected to approximate the current market value of such securities at the time of sale, as described below. The terms of any such sale and the securities offered therein, will be determined by the Board of Directors at that time. Any private sales would not be registered under the Securities Act of 1933 and such shares could not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Any public offering would only be made by means of a prospectus and would be subject to the registration statement becoming effective.

REASONS FOR THE PROPOSAL

          The Board of Directors of the Company believes it is in the Company's best interest to maintain the flexibility to facilitate possible further investments in the Company by GenAmerica or its
affiliates for the reasons described below.   Though the Board of
Directors has not committed to issue any Equity Securities, whether to GenAmerica or otherwise, it believes it is desirable to have the flexibility to do so from time to time without having to first seek shareholder approval for each particular transaction if and when the Board of Directors determines the issuance would be in the best interests of shareholders.

          Since the Board of Directors has not determined at this time to issue any Equity Securities to GenAmerica or its affiliates, it has not fully assessed all aspects of any such transaction. Any decision to issue shares to GenAmerica or otherwise will be based on the facts and circumstances at that time. In general, the Board of Directors believes it may be desirable to issue Equity Securities to GenAmerica in order to maintain a strong relationship for the following reasons:

          CONTINUITY. In the event the Board of Directors decides the Company should issue Equity Securities to GenAmerica or its affiliates, GenAmerica may avoid dilution to its voting control. Such an issuance may therefore reduce the risk of a disruption in the continuity of the Company's long-term plans and objectives that might otherwise result if GenAmerica were no longer to maintain control.

          KEY EMPLOYEES. Maintenance of control by General American may allow employees to continue to concentrate on their responsibilities without undue concern that the future of the Company might be affected by an unwanted takeover that could otherwise be triggered. As a result, the Company may be better able to preserve its ability to attract and retain qualified key employees.

          BUSINESS RELATIONSHIPS. The issuance of Equity Securities to GenAmerica may enhance existing and potential business relationships of the Company with parties who may in the future have concern about changes in control of the Company in the event the holdings of GenAmerica are ever diluted. The Company may be better able to attract joint venture and marketing partners if the Company is perceived to not be vulnerable to a takeover or disruption due to uncertainty concerning the Company's ownership.


          FINANCING FLEXIBILITY. The Board of Directors believes that GenAmerica, as the principal shareholder of the Company, may be willing to invest under circumstances when public investors might not. Although the Company believes it currently has reasonable access to public and private capital markets, the Board of Directors believes it is in the best interests of shareholders that the Company have ready access to all sources of capital, including GenAmerica and its affiliates.

NEW YORK STOCK EXCHANGE RULES

        Under the applicable rules of the NYSE, the shareholders of the Company generally must approve any significant issuance of common equity, or securities convertible into or exercisable for common equity, by the Company to a substantial shareholder, such as GenAmerica. In order to comply with such rules, the NYSE requires that the Company's shareholders approve the various terms of the proposed sales, such as the identity of the substantial shareholder, the price for the shares, the amount of shares to be sold, the length of time during which sales would be made, the use of proceeds from the sales and the reasons for the sales.

TERMS OF SALES

          Because the exact terms of any sale of Equity Securities to GenAmerica are not known at this time, the Company proposes that the shareholders vote in favor of Item 2 to approve the sale of shares subject to certain specific terms and conditions. Under the proposal, the Board of Directors would be authorized to approve, during the next three years, any sale of Equity Securities by the Company to GenAmerica or its affiliates in which the number of such shares, including shares into which such Equity Securities are convertible or exercisable, would not exceed the number of shares that would enable GenAmerica to maintain its then current ownership percentage of the Company's Voting Common Stock. Any such sale would be on substantially the same terms as a sale to unaffiliated parties.

          While the terms of a sale to GenAmerica would be substantially the same as a sale to unaffiliated parties, it may be appropriate in certain situations to reduce the sales price, based on expected expenses of the sale and the availability of other sources of capital. For example, in connection with a private placement of Equity Securities, the Company may pay a reduced sales commission. Based on current costs associated with capital raising transactions, the Company does not expect any reduction in sales price to exceed 3%.

          The number and kind of Equity Securities issuable to GenAmerica under the proposal will be appropriately adjusted by the Company in the event of any increase or decrease in the number of shares outstanding as a result of a reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction.

          The amount of Equity Securities and the sale price, conversion price or exercise price per share, as applicable, for such shares sold to GenAmerica or its affiliates pursuant to any sale authorized by this
Item 2 will be determined by the Board of Directors or a committee of the Board of Directors specifically authorized to make such determination, within the parameters of the proposal contained in this
Item 2. Such a committee will include directors who are not affiliated with GenAmerica.

          Shareholders should note that the pricing of securities convertible or exercisable for Voting Common Stock or Non-Voting Common Stock is typically dependent on the other terms and provisions of the securities, including, without limitation, interest rates, term and covenants or other restrictions, in the case of debt securities, and term and covenants or other restrictions, in the case of other securities, such as warrants. Accordingly, shareholders will have to rely on the Board of Directors of the Company, if such a transaction is ultimately approved, to ensure that the overall terms and conditions of the securities are in the best interests of the Company.

          In the event any proposed sale of Equity Securities to GenAmerica or its affiliates materially differs from the terms described above, the Company would expect to seek shareholder approval of such proposed sale to the extent required under applicable NYSE rules.

          Because the Company has not made a decision at this time to sell any Equity Securities, it cannot identify the uses of any proceeds from any sale of such shares to GenAmerica or its affiliates. The Company, however, may use any such proceeds, among other things, to fund the Company's continuing growth, to enhance the Company's capital structure, to finance acquisitions, for general working capital purposes or for other corporate purposes.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

          Certain officers and directors of the Company are also officers and directors of GenAmerica or its affiliates. See "Item 1 - Election of Directors - Common Stock Ownership of Management and Certain Beneficial Owners." As a result, such officers and directors, as well as GenAmerica, may be deemed to have an interest in the proposal that differs from those of other shareholders. For more information regarding the relationships between the Company and GenAmerica and its affiliates, see "Certain Relationships and Related Transactions."

CERTAIN POTENTIAL DISADVANTAGES OF THE PROPOSAL

          While the Board of Directors has determined that adoption of the proposal is in the best interests of the Company and its shareholders, the Board recognizes that the implementation of the proposal may result in certain disadvantages. For example, since GenAmerica currently has voting control over the Company, implementation of the proposal would allow the Board of Directors to permit GenAmerica to maintain its voting control of the Company. Consequently, the proposal might prevent shareholders of the Company from selling their shares at a premium over prevailing market prices in response to a takeover proposal and make it more difficult to replace the current Board of Directors and management of the Company. The Company is not aware of any such takeover proposal at this time.

          Under NYSE rules, the Company is required to submit certain proposals to sell stock to substantial shareholders to a vote at a meeting of all shareholders. Under the proposal, future decisions to sell stock to GenAmerica or its affiliates would be made by the Board of Directors without a further vote of shareholders, including, among other things, with respect to the pricing and terms of any such sale. Accordingly, shareholders will not have an opportunity to consider or vote upon any such sales, to the extent the terms are consistent with those described herein.

PROPOSAL TO APPROVE SALES TO GENAMERICA

          The Company's Board of Directors has approved, and recommends that the shareholders of the Company approve, the authorization of the Board of Directors to approve any future sales of Equity Securities to GenAmerica or its affiliates during the next three years, commencing on the date of the Annual Meeting, in which the number of shares, including shares into which such Equity Securities are convertible or exercisable, will not exceed such number of shares (subject to adjustment, as described above) which would enable GenAmerica to maintain its then current ownership percentage of the Company's Voting Common Stock. Any such sale would be made on substantially the same terms as a sale to unaffiliated parties. The number of shares and price per share for such a sale will be determined by the Board of Directors or a committee thereof in accordance with the terms of this proposal.

VOTE REQUIRED

        The vote required to approve this Item 2 is a majority of the Voting Common Stock represented in person or by proxy at the Annual Meeting. As a holder of Voting Common Stock, GenAmerica is entitled to vote on this proposal. GenAmerica has sole voting power and beneficial ownership with respect to approximately 64% of the Voting Common Stock. GenAmerica has informed the Company that it intends to vote for this
Item 2; therefore approval of this Item 2 by the shareholders is assured.

RECOMMENDATION OF THE BOARD

          The Board of Directors has approved the proposal regarding future sales of Voting Common Stock or Non-Voting Common Stock from time to time to GenAmerica or its affiliates and recommends that shareholders vote FOR the proposal.

                              VOTING

        The affirmative vote of the holders of a majority of the shares of the Company's Voting Common Stock entitled to vote which are present in person or represented by proxy at the 1999 Annual Meeting is required to elect directors, to authorize the sale of shares of capital stock to GenAmerica or its affiliates, and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the proposed authorization of sales of shares to GenAmerica and its affiliates and in the discretion of the persons named as proxies on such other business as may properly come before the meeting.

        As of March 31, 1999, General American beneficially owned approximately _____% of the shares of Voting Common Stock entitled to vote at the meeting. General American has indicated its intention to vote its shares FOR the election of directors nominated by the Board of Directors and FOR the proposed authorization of sales of shares to GenAmerica and its affiliates. General American's vote would be sufficient to approve each of the proposals to be voted upon at the meeting.

        The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                       SHAREHOLDER PROPOSALS

        Shareholder proposals submitted under the process prescribed by the Securities and Exchange Commission (in Rule 14a-8 of the Securities Exchange Act) for presentation at the 2000 Annual Meeting must be received by the Company by December 16, 1999 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

        In order for a Shareholder to nominate a candidate for director, under the Company's Restated Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' notice of the meeting, or prior public disclosure of the date of the meeting, then the Shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Shareholder filing the notice of nomination must describe various matters as specified in the Company's Restated Articles of Incorporation, including such information as name, address, occupation, and number of shares held.

        In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other matters specified in the Company's Restated Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Company's proxy statement.

        In each case the notice must be given to the Secretary of the Company, whose address is 700 Market Street, St. Louis, Missouri 63101. Any Shareholder desiring a copy of the Company's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                                             Please mark  / X /
                                                             your vote as
                                                             indicated in
                                                             this example



                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. Election of Directors

    FOR all nominees           WITHHOLD           (INSTRUCTION: to withhold
    listed at right           AUTHORITY           authority to vote for any
   (except as marked   to vote for all nominees   individual nominee, strike a
    to the contrary)       listed at right        line through the nominees's
                                                  name on the list below.)
          / /                    / /
                                                  J. Cliff Eason, Leonard M.
                                                  Rubenstein, H. Edwin Trusheim



                  2. Authorize the sale of Voting Common Stock or Non-Voting
                     Common Stock from time to time to GenAmerica Corporation or its affiliates.

                                    FOR   AGAINST   ABSTAIN

                                    / /     / /       / /


                  The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting of Stockholders and the accompanying Proxy Statement.

                  This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Items 1 and 2.


                  Dated this          day of ____________________________, 1999


                  _____________________________________________________________


                  _____________________________________________________________




                  (If Stock is owned in joint names, both owners must sign.) If address at left is incorrect, please write in the correct information.


               Please sign as registered and return promptly to:
          Reinsurance Group of America, Incorporated, Midtown Station,
                         PO Box 870, New York, NY 10138

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                                                                 April 23, 1999


Dear Shareholder:

     We invite you to attend the 1999 Annual Meeting of Shareholders of Reinsurance Group of America, Incorporated, to be held on May 26, 1999 in the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri at 2:00 p.m.

     It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form above, detach it, and return it promptly in the envelope provided.

                REINSURANCE GROUP OF AMERICA, INCORPORATED

        This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned does hereby appoint Jack B. Lay and James E. Sherman, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 26, 1999, commencing at 2:00 p.m., St. Louis time, at the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.



        Please complete, sign and date other side and return promptly.





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

                                   APPENDIX


     Pages 16 and 17 of the printed Proxy contain Performance Graphs. The information contained in the graphs appear in the tables immediately following the graphs.